Exhibit 99.1
FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063
Aircastle Announces Quarterly Dividend
Stamford, CT. December 6, 2010 — Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a fourth quarter cash dividend on its common shares of $0.10 per share, payable on January 14, 2011 to shareholders of record on December 31, 2010.
Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of September 30, 2010 Aircastle’s aircraft portfolio consisted of 132 aircraft and had 63 lessees located in 36 countries.
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